Exhibit 21.1

Endava plc*
List of Subsidiaries

Subsidiary	Jurisdiction
Endava d.o.o Belgrade	Serbia
Endava Inc.	Delaware
Endava Romania SRL	Romania
Endava (UK) Ltd.	England and Wales
Velocity Partners LLC	Washington

* Following the completion of the corporate reorganization described in the prospectus that forms a part of the registration statement to which this list of subsidiaries is an exhibit.